FieldPoint Petroleum Announces Key Acquisition

December 28, 2006

Acquired Reserves Replace More Than Total 2006 Production

AUSTIN, Texas (Dec 28, 2006) / BusinessWire/ - FieldPoint Petroleum Corporation (AMEX: - FPP - News) today announced the acquisition of a working interest in the Bilbrey Field in Lea County New Mexico.  The acquisition price is $1,670,000 for working interest of 50% and net revenue interest of 43% in the leasehold and related equipment, effective January 1, 2007.  Based upon engineering reports and certain standard assumptions, this is expected to add approximately 108,000 BOE in proved developed producing reserves net to FieldPoint.

“This is truly an important acquisition for FieldPoint." stated Ray Reaves, President and CEO for FieldPoint.  "We estimate that the reserves acquired will replace more than 100% of our total 2006 oil and natural gas production, while at the same time adding approximately one hundred mcf (thousand cubic feet) in daily gas production.  We also believe that this acquisition could further serve to increase our production, earnings, and cash flow from operations by affording FieldPoint the opportunity for certain development in this field."

As with its previous acquisitions, FieldPoint plans for an active redevelopment program with this property, designed to increase production and reserves.  However, no time frame can be given as to when, or if, any redevelopment activity will begin.

ConocoPhillips Company (NYSE:COP) is the operator of this property.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com